AMENDMENT NO. 1 TO RIGHTS AGREEMENT

     This Amendment No. 1 to Rights Agreement (this "Amendment"), is entered into as of August 6, 2004 (the "Effective Date"), by and between Anacomp, Inc., an Indiana corporation (the "Company") and Mellon Investor Services LLC, a New Jersey limited liability company, as rights agent (the "Rights Agent").

                                    RECITALS

     WHEREAS, the Company and the Rights Agent entered into a Rights Agreement, dated as of August 8, 2002 (the "Rights Agreement"), to provide for the distribution of one right ("Right") for each share of Company common stock outstanding as of August 20, 2002, which Right represents the right to purchase one one-hundredth of a share of Series RP Preferred Stock of the Company upon the occurrence of a Distribution Date, as defined therein, and subject to the terms and conditions set forth in the Rights Agreement;

     WHEREAS, the Board of Directors of the Company believes it is advisable and in the best interests of the Company and its stockholders to accelerate the expiration date of the Rights Agreement, consistent with Section 29(ii) of the Rights Agreement;

     WHEREAS, the Company and the Rights Agent each desire to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement; and

     WHEREAS, the Board of Directors of the Company has approved this Amendment at a duly convened meeting held on May 14, 2004.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, covenants and conditions hereinafter set forth and other good and valuable consideration, the parties hereto, upon the terms and subject to the conditions set forth herein, agree as follows:

                                    ARTICLE I

                                    AMENDMENT

     1.1 Amendment to Rights Agreement. The Rights Agreement is hereby amended as follows:

     Section 7(a) of the Rights Agreement is hereby deleted and replaced in its entirety by the following:

     "(a) Subject to Section 11(a)(ii) hereof, the Rights shall become exercisable, and may be exercised to purchase Preferred Stock, except as otherwise provided herein, in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed and properly completed (with such signature duly guaranteed), to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price with respect to each Right exercised, subject to adjustment as hereinafter provided, and an amount equal to any tax or charge required to be paid under Section 9(d) hereof, by certified check, cashier's check, bank draft or money order payable to the order of the Company, at or prior to the Close of Business on the earlier of (i) August 31, 2004 (the "Final Expiration Date"),
(ii) the time at which the Rights are redeemed as provided in Section 23 hereof (such date being herein referred to as the "Redemption Date"), or (iii) the time at which all such Rights are exchanged as provided in Section 24 hereof (the earliest of (i), (ii) and (iii) being herein referred to as the "Expiration Date"). The Rights Agreement shall terminate effective as of the Expiration Date."

     1.2 Reference to and Effect on Rights Agreement. On and after the Effective Date, each reference in the Rights Agreement to the term "Agreement," "Rights Agreement," "hereof," "hereby," "hereto" or "herein" shall be deemed to refer to the Rights Agreement as amended hereby. This Amendment and the amendment to the Rights Agreement effected hereby shall be effective as of the Effective Date and, except as otherwise specified herein, the Rights Agreement shall remain in full force and effect and shall otherwise be unaffected hereby.

                                   ARTICLE II

                                  MISCELLANEOUS

     2.1 Headings. The descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     2.2 Counterparts. This Amendment may be signed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, it being understood that all such counterparts shall together constitute but one and the same instrument.

     2.3 Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Indiana and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made solely by residents of such state and performed entirely within such state.

                            [SIGNATURE PAGE FOLLOWS]







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     IN WITNESS  WHEREOF,  each party  hereto has caused  this  Amendment  to be executed by its duly authorized representative, effective as of the date and year first written above.


ATTEST:                                       ANACOMP, INC.

By:    /s/Paul J. Najar                       By:    /s/Linster W. Fox
       _______________________________               __________________________
Name:  Paul J. Najar                          Name:  Linster W. Fox
       _______________________________               __________________________
Its:   Secretary                              Its:   Executive Vice President
       _______________________________               and Chief Financial Officer
                                                     ___________________________


ATTEST:                                       MELLON INVESTOR SERVICES LLC

By:    /s/John W. Comer Jr.                   By:    /s/Stanley E. Siekierski
       _______________________________               ___________________________

Name:  John W. Comer Jr.                      Name:  Stanley E. Siekierski
       _______________________________               ___________________________

Its:   Vice President                         Its:   Vice President
       _______________________________               ___________________________